Exhibit 10.2

EMBARQ CORPORATION 2006 EQUITY INCENTIVE PLAN

SPECIAL EQUITY GRANT AWARD AGREEMENT

To:	(“You” or the “Participant”)

From:	Embarq Corporation (the “Company”)

Date:	May , 2006 (the “Receipt Date”)

Notice of Conditional Grant

Subject to the Embarq Corporation 2006 Equity Incentive Plan (the “Plan”) and this Special Equity Grant Award Agreement, including Attachment A (the “Award Agreement”), and conditional upon the Company’s receipt from you of a signed copy of this Award Agreement, the Company is granting to you a special equity award of Restricted Stock Units (“RSUs”) under the Plan (this “Award”). The Grant Date, number of RSUs and vesting dates of this Award are as follows:

SPECIAL EQUITY GRANT OF RESTRICTED STOCK UNITS

Grant Date:

Total Number of Restricted Stock Units:

Vesting Dates:

This Award will be forfeited if this Award Agreement is not accepted and signed within 45 days of the Receipt Date or if notification of revocation is provided, both as indicated in paragraph (d) below.

Because this Award is subject to the Plan and this Award Agreement, you should carefully read the Plan and this Award Agreement, including Attachment A, to fully understand the terms of this Award. You may obtain a copy of the Plan by requesting it from the Company or you may view it on the Company’s intranet at                     . Capitalized terms used in this Award Agreement without definition have the meanings that they have in the Plan.

Consent, Agreement and Release

In exchange for the Company’s grant to you of this Award, which is consideration in excess of that to which otherwise you would be entitled, you agree and grant a release as follows:

(a)	You consent and agree to:

(i)	the termination of your employment with Sprint Nextel Corporation (“Sprint Nextel”) and any and all of its subsidiaries (Sprint Nextel and the subsidiaries collectively are referred to as the “Sprint Nextel Group”) in connection with the Company’s separation from Sprint Nextel;

(ii)	the transfer to the Company and any and all of its subsidiaries, including Embarq Management Company (the Company and the subsidiaries collectively are referred to as “Embarq”), of your employment in connection with the Company’s separation from Sprint Nextel;

(iii)	any change in positions, titles, duties, responsibilities and terms and conditions of your employment resulting from or associated with the termination and transfer described in paragraphs (i) and (ii) above;

(iv)	the conversion of any and all stock options granted or awarded to you with respect to Sprint Nextel common stock under one or more of the Sprint 1997 Long-Term Stock Incentive Program, the Sprint Management Incentive Stock Option Plan and any other stock option or stock incentive compensation plan or arrangement in which employees, officers or directors of the Sprint Nextel Group may participate into stock options granted or awarded to you with respect to the Company’s common stock under the Plan (the “Conversion”); and

(v)	the Company’s grant, award and issuance to you of the stock options in connection with the Conversion (the “Issuance”).

(b)	You release and discharge the Sprint Nextel Group and Embarq and any and all of their respective parent companies, subsidiaries, predecessors, divisions, joint venturers, affiliates, successors and assigns, and any and all of their respective past, present and future officers, directors, agents, employees, members, representatives and attorneys from any and all claims, damages, lawsuits, injuries, rights, obligations, liabilities, actions and causes of action that you have or may have, (whether known or unknown by you, whether contingent or liquidated, whether by apportionment of fault or otherwise) of every kind, nature or description (including those based on the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 (as amended), the Americans with Disabilities Act, the Equal Pay Act, the Family and Medical Leave Act and all other city, state and federal laws (both statutory and common) meant to protect employees in their employment relationships) as of the Receipt Date, to the extent that they are arising out of, or based upon or occur in connection with one or more of the events described above in Section (a)(i) through (v).

(c)	Solely in clarification of paragraph (b) above, any obligations of the Sprint Nextel Group, Embarq or any insurer to indemnify you, or to advance to you expenses before a judicial or administrative determination that you are entitled to indemnification, such obligations being memorialized or otherwise provided for in the Articles of Incorporation or Bylaws of Sprint Nextel or Embarq, or in a separate written agreement, are not covered by the release in paragraph (a) and will continue to remain obligations of such persons.

(d)	You acknowledge and agree that:

(i)	You received this Award Agreement on the Receipt Date;

(ii)	The Company has provided you the Disclosure (Attachment B);

(iii)	The Company advises you with this statement that you have 45 calendar days after the Receipt Date to sign and return it to the Company (although you may sign it and return it to the Company sooner if you wish);

(iv)	The Company advises you with this statement to consider consulting with your own legal counsel before signing this Award Agreement; and

(v)	You may revoke this Award Agreement within 7 calendar days after you sign it by returning written revocation in that time to the Company by certified mail, and this Award Agreement is effective and enforceable on the 8th calendar day following the date you sign it, provided you do not earlier revoke it as provided in this paragraph.

Miscellaneous

This Award Agreement is governed by the laws of the State of Delaware without giving effect to the principles of the conflict of laws to the contrary. This Award Agreement may be modified only by written instrument signed by you and the Company; provided that this Award Agreement is subject to the power of the Board to amend the Plan as provided in the Plan.

Neither this Award Agreement, nor the Award, may be transferred, assigned or pledged by you in any way. Except as specifically provided in this Award Agreement including the release of the Sprint Nextel Group, this Award Agreement binds and will inure to the benefit of the heirs, legal representatives, successors and assigns of the Company and you. If any part of this Award Agreement is declared by any court or governmental authority to be unlawful or invalid, the unlawfulness or invalidity does not serve to invalidate any part of this Award Agreement not declared to be unlawful or invalid. Any part so declared unlawful or invalid will, if possible, be construed in a manner which gives effect to the terms of that part to the fullest extent possible while remaining lawful and valid.

This Award Agreement may be signed in multiple counterparts, each of which will be considered an original but all of which together will constitute one and the same agreement. Delivery of a signature page to this Award Agreement by e-mail, facsimile or other form of electronic transmission will be fully binding.

This Award Agreement is accepted and agreed to by the Participant and the Company as of the dates indicated below.

EMBARQ CORPORATION

By:
Name:	Name:
Title:
Dated:	Dated:

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SPECIFIC TERMS OF SPECIAL EQUITY RESTRICTED STOCK UNIT AWARD (Attachment A)

Section 1. Settlement of RSU Award.

During the Participant’s lifetime, this Award of RSUs may be settled by delivering to the Participant or his or her Beneficiary, as applicable, either (i) an amount of cash equal to the Fair Market Value of a Share as of the Settlement Date multiplied by the number of Shares underlying the RSUs held by the Participant (or a specified portion in the event of any partial settlement), or (ii) a number of Shares equal to the whole number of Shares underlying the RSUs then held by the Participant (or a specified portion in the event of any partial settlement). Any fractional Shares underlying RSUs remaining on the Settlement Date will be distributed in cash in an amount equal to the Fair Market Value of a Share as of the Settlement Date multiplied by the remaining fractional RSUs.

Except as specifically provided elsewhere under the Plan, the restrictions on RSUs subject to this Award will lapse and be settled on the Settlement Date set forth below, but only if the Participant is, and at all times from the Grant Date, has been an employee of the Company, or one of its Affiliates, and the RSUs have not otherwise been forfeited:

Settlement Date of RSUs	Percentage of RSUs on which Restrictions Lapse
May 21, 2007	33 1/3%
May 21, 2008	33 1/3%
May 21, 2009	33 1/3%

Notwithstanding the above table and to the extent the RSUs have not otherwise been forfeited, the Settlement Date for all RSUs will be the later of (i) the date on which the Participant attains age 65 or (ii) the first anniversary of the Grant Date.

Section 2. Effect of Separation from Service.

The effect of a Separation from Service on all or any portion of this Award of RSUs is as provided below.

(a)	Except as provided in paragraph 2(c) below, if the Participant has a Separation from Service due to termination by the Company with or without Cause or the Participant’s voluntary resignation, all RSUs which have not otherwise been settled at the time of such Separation from Service will be forfeited as of the effective date of such Separation from Service. Nothing in this Section 2(a) restricts or otherwise interferes with the Company’s discretion with respect to the termination of any employee’s employment with the Company.

(b)	If the Participant dies or is determined to have a Disability before the Settlement Date of one or more RSUs, then the Settlement Date for all RSUs which have not otherwise been settled will be the date of the Participant’s death or Disability.

(c)	If (i) a Change in Control occurs before the Settlement Date for all of the RSUs, (ii) except as may otherwise be provided in an employment agreement, the Participant’s employment is terminated by the Company in a Termination without Cause, and (iii) the Participant has held the RSUs for more than one year from the Receipt Date, then the Settlement Date for all of the RSUs which have not otherwise been settled will be the date the Participant Separates from Service.

Section 3. Nontransferability of RSUs.

No portion of the RSUs granted under this Award Agreement may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, or by the laws of descent and distribution. All rights with respect to the RSU granted to the Participant will be available during his or her lifetime only to the Participant.

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